Execution Copy
-------------------------------------------------------------------------------

               SECURITIES PURCHASE AGREEMENT, dated as of December 21, 2001 (this "AGREEMENT"), by and between Ribozyme Pharmaceuticals, Inc., a Delaware corporation (the "COMPANY"), and Elan International Services, Ltd., a Bermuda exempted limited liability company (the "PURCHASER").

-------------------------------------------------------------------------------

          The Company and the Purchaser are parties to a Securities Purchase Agreement, dated as of January 7, 2000 (the "PRIOR SPA"), pursuant to which the Company issued and delivered to the Purchaser, and the Purchaser purchased and received, INTER ALIA, (i) shares of the Company's Series A Preferred Stock, (ii) shares of the Company's Series B Preferred Stock, and (iii) shares of the Company's common stock. As a condition to the Prior SPA, the Purchaser was issued certain preference shares of the capital stock of Medizyme, a Bermuda exempted limited liability company (the "NON-VOTING CONVERTIBLE PREFERENCE SHARES"). The Company has authorized the issuance and sale of certain additional shares of its common stock and the granting of certain warrants to purchase shares of common stock in accordance with, and subject to, the terms and conditions of this Agreement.

          Upon the terms and subject to the conditions of this Agreement, the Purchaser desires to purchase from the Company and the Company desires to sell to the Purchaser such shares of the Company's common stock and such warrants to purchase shares of the Company's common stock.

          The parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. DEFINED TERMS. (a) As used in this Agreement, the terms "Agreement", "Company", "Purchaser", "Prior SPA" and "Non-Voting Convertible Preference Shares" shall have the respective meanings assigned to such terms in the preceding introductory paragraphs.

          (b) As used in this Agreement, the following terms have the meanings specified below:

          "ACT" means the Securities Act of 1933, as amended.

          "AFFILIATE" means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

          "BENEFIT PLANS" shall have the meaning assigned to such term in
Section 3.12.

          "BLACKOUT PERIOD" shall have the meaning assigned to such term in
Section 6.01.

          "BY-LAWS" has the meaning assigned to such term in Section 3.01.

          "CERTIFICATE" has the meaning assigned to such term in Section 3.01.

          "CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations of the Series A Preferred Stock and the Series B Preferred Stock of the Company.

          "CLOSING" has the meaning assigned to such term in Section 2.02.

          "CLOSING DATE" has the meaning assigned to such term in Section 2.02.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

          "COMMON STOCK" means the common stock, par value $0.01 per share, of the Company.

          "COMPANY INTELLECTUAL PROPERTY" has the meaning assigned to such term in Section 3.08.

          "CONTRACTS" has the meaning assigned to such term in Section 3.18.

          "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; "controlling" and "controlled" have meanings correlative thereto.

          "DELAY PERIOD" shall have the meaning assigned to such term in Section 6.01.

          "DEMAND" has the meaning assigned to such term in Section 6.02.

          "Demand Registration Statement" has the meaning assigned to such term in Section 6.02.

          "$" refers to lawful dollars of the United States of America.

          "ENVIRONMENTAL LAWS" means all laws, rules, regulations, codes, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

          "ENVIRONMENTAL LIABILITY" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

          "ERISA EVENT" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "Financial Officer" means the chief financial officer, principal accounting officer, treasurer, or controller of the Company.

          "FINANCIAL STATEMENTS" means the most recent financial statements of the Company included within SEC Documents filed prior to the Closing Date.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "GOVERNMENTAL AUTHORITY" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity, whether foreign or domestic, exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "HAZARDOUS MATERIALS" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "INTELLECTUAL PROPERTY" means any patent (including all reissues, divisions, continuations and extensions thereof), patent application, patent right, trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name, logo, domain name, copyright, copyright registration, design, design registration, trade secrets, confidential information, inventions, know-how, business methods, formulae, processes and records of inventions, or any right to any of the foregoing.

          "LEGAL REQUIREMENTS" means any applicable law, code, rule, statute, regulation, judgment, decree, ruling, injunction, order or any other requirement of any Governmental Authority relating to the Company, its properties or business.

          "LIEN" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Company or (b) the ability of the Company to perform any of its obligations under this Agreement or any of the other Transaction Documents.

          "MEDIZYME" means Medizyme Pharmaceutical Ltd., a Bermuda exempted limited liability company and a joint venture between the Company and the Purchaser.

          "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "NASDAQ NATIONAL MARKET" shall mean the Nasdaq National Market, and if the Common Stock no longer trades on such stock market, the term shall refer to such other stock market upon which the Company's Common Stock then trades.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          "PERMITS" means all franchises, licenses, permits, waivers, registrations, certificates, consents, approvals or authorizations required by any applicable Legal Requirement.

          "PERSON" means any natural person, corporation, limited liability company, firm, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

          "PLAN" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "PROSPECTUS" shall have the meaning assigned to such term in Section 6.01.

          "PURCHASE PRICE" has the meaning assigned to such term in Section
2.01.

          "PURCHASER INDEMNITEE" has the meaning assigned to such term in
Section 7.03.

          "REGISTRABLE SECURITIES" means (i) the Shares, (ii) the Warrant Shares, (iii) the shares of Common Stock issued or issuable pursuant to the Prior SPA or the transactions contemplated therein (including shares of Common Stock issuable upon conversion or exercise of any of the Securities (as defined in the Prior SPA) and purchased pursuant to Section 1(f) of the Prior SPA), and
(iv) shares of Common Stock issued on behalf of any shares of Common Stock held by the Purchaser or any of its affiliates, whether by stock split, stock dividend, or otherwise and any security into which such may be exchanged for in the event of a merger, consolidation, stock swap, recapitalization, reorganization, exchange offer or otherwise.

          "REGISTRATION PERIOD" shall have the meaning assigned to such term in
Section 6.02.

          "REGISTRATION STATEMENT" shall have the meaning assigned to such term in Section 6.01.

          "RELATED PARTIES" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates. "Required Amendment" shall have the meaning assigned to such term in Section 6.01.

          "SEC" means the United States Securities Exchange Commission.

          "SEC DOCUMENTS" means all reports, schedules, registration statements, and definitive proxy statements, including any exhibits filed therewith (but excluding exhibits incorporated therein by reference and not attached thereto), filed by the Company during the fiscal year ended December 31, 2000 and any subsequent interim periods, with the SEC.

          "SECURITIES" has the meaning assigned to such term in Section 2.01.

          "SECURITY" or "securities" has the meaning set forth in Section 2(1) of the Act.

          "SERIES A PREFERRED STOCK" means the Series A Preferred Stock, par value $0.01 per share, of the Company.

          "SERIES B PREFERRED STOCK" means the Series B Preferred Stock, par value $0.01 per share, of the Company.

          "SHARES" has the meaning assigned to such term in Section 2.01.

          "TAX" or "TAXES" shall mean all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes.

          "TAX RETURN" means any federal, state, local and foreign Tax returns, reports and filings.

          "TRANSACTION DOCUMENTS" means this Agreement and the Warrant Certificate.

          "WARRANT CERTIFICATE" has the meaning assigned to such term in Section 2.01.

          "WARRANT SHARES" means the shares of Common Stock issued to the Purchaser upon exercise of any of the Warrants.

          "WARRANTS" has the meaning assigned to such term in Section 2.01.

          "WITHDRAWAL LIABILITY" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.03. ACCOUNTING TERMS; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; PROVIDED, HOWEVER, that if the Company notifies the Purchaser that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Purchaser notifies the Company that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.


                                   ARTICLE II

                       PURCHASE AND SALE OF THE SECURITIES

          SECTION 2.01. PURCHASE AND SALE OF THE SECURITIES. (a) Subject to the terms and conditions set forth in this Agreement and in reliance upon the Company's and the Purchaser's representations set forth herein, on the Closing Date, the Company shall sell to the Purchaser, and the Purchaser shall purchase from the Company, (i) 750,000 shares of Common Stock (the "Shares"), and (ii) five year warrants to purchase 75,000 shares of Common Stock at an initial exercise price of $5.00 per share, subject to adjustment as to the number of shares of Common Stock issuable upon exercise of the Warrant and the exercise price for the Warrant Shares (collectively, the "Warrants") evidenced by a warrant certificate in the form attached hereto as Exhibit A (the "Warrant Certificate"). The aggregate purchase price for the Shares and the Warrants is $3,000,000 (the "Purchase Price"). The Shares and the Warrants are hereinafter sometimes referred to collectively as the "Securities". The sale and purchase shall be effected on the Closing Date by the Company causing the delivery to the Purchaser of (i) duly executed certificate or certificates representing the Shares and (ii) the duly executed Warrant Certificate, against delivery by the Purchaser to the Company of cash by wire transfer of immediately available funds in the amount of the Purchase Price to an account provided by the Company to the Purchaser.

          SECTION 2.02. THE CLOSING. The closing of the sale and purchase of the Securities hereunder (the "Closing") shall take place at the offices of Reitler Brown LLC, 800 Third Avenue, 21st Floor, New York, New York 10022, on December 21, 2001 or at, on, or by such other location, date, or means as the Purchaser and the Company shall agree (the "Closing Date").


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that:

          SECTION 3.01. ORGANIZATION; GOOD STANDING. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as it is presently being conducted as described in the Registration Statement. The Company has provided the Purchaser with true and complete copies of the Certificate of Incorporation of the Company, including any Certificates of Designations thereto, as amended through the date hereof (the "Certificate"), and the By-Laws of the Company, as amended through the date hereof (the "By-Laws").

          SECTION 3.02. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY; AUTHORIZATION TO DO BUSINESS. Each of the Transaction Documents and the transactions contemplated therein have been duly executed and delivered by the Company and each of the Transaction Documents constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and equitable principles of general applicability. The Board of Directors of the Company has duly authorized the execution, delivery, and performance of each of the Transaction Documents, and each of the transactions contemplated thereby including, authorization of the issuance and delivery of the Securities and the Warrant Shares (subject to payment of the exercise price and subject to and in compliance with the Warrant Certificate). No other corporate action is necessary to authorize the execution or delivery of any of the Transaction Documents or the performance by the Company of its obligations hereunder or thereunder or under the terms of the Securities or the Warrant Shares. The Company has filed all documents necessary to qualify it to do business as a foreign corporation, and the Company is in good standing under the laws of each jurisdiction in which the conduct of the Company's business or the nature of the property owned by the Company requires such qualification, except in jurisdictions where the failure to qualify shall not have a Material Adverse Effect in the Company.

          SECTION 3.03. CAPITAL STOCK. The authorized capital stock of the Company consists of: (i) 60,000,000 shares of Common Stock, par value $0.01 per share, of which 19,189,889 are issued and outstanding, 3,315,090 are reserved for issuance upon the exercise of stock options granted or to be granted under the Company's stock option and 294,329 are reserved for issuance upon the exercise of warrants or options and the conversion of preferred stock or convertible promissory notes issued by the Company and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which 12,015 have been designated as Series A Preferred Stock, of which 12,015 are issued and outstanding. Additionally, warrants to purchase 1,743,413 shares of common stock have been issued with exercise prices ranging from $5.00 per share to $40.50 per share. The Company has convertible debt of approximately $3,200,000 outstanding with Schering AG, which is convertible into approximately 800,000 shares of Common Stock, and approximately $8,400,000 million outstanding with the Purchaser (or it Affiliates), which is convertible into 773,654 shares of Common Stock. All outstanding capital stock of the Company has been duly and validly issued and are fully paid and nonassessable. Except as set forth above, (i) there are no shares of capital stock or other equity securities of the Company outstanding and (ii) there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments (other than as contemplated by this Agreement) pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company, and there are not any equity securities of the Company reserved for issuance for any purpose.

          SECTION 3.04. COMMON STOCK. The Shares and the Warrant Shares have been duly authorized and, upon issuance in accordance with this Agreement and the terms of the Warrant Certificate, as the case may be, will be validly issued, fully paid (assuming, in the case of the Warrant Shares, payment of the exercise price under the Warrants), and nonassessable shares of Common Stock of the Company issued free and clear of any Lien, and no Person has or will have any preemptive rights to subscribe for such Common Stock. The Company has a sufficient number of authorized but unissued shares of Common Stock reserved for issuance upon exercise of the Warrants.

          SECTION 3.05. NO CONSENTS. Neither the nature of the business which the Company currently conducts nor any relationship between the Company and any other Person, nor any circumstance in connection with the creation, authorization, issuance, offer or sale of the Shares or the Warrant Shares, nor the execution and performance of any of the Transaction Documents, is such so as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of the Company or the vote, consent or approval in any manner of any lender to the Company or the holders of any security of the Company as a condition to the execution, delivery and performance of any of the Transaction Documents. In addition to the foregoing, there are no consents or waivers, other than those which have been obtained, which the Company must obtain so as to be able to fulfill its obligations and to provide the Purchaser with all its rights under each of the Transaction Documents.

          SECTION 3.06. NO VIOLATIONS. The Company is not in violation or default of any provisions of the Certificate or the By-Laws. The execution, delivery and performance of each of the Transaction Documents will not result in any violation of, be in conflict with, give rise to a right of termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or constitute a default under, with or without the passage of time or the giving of notice: (i) any Legal Requirement or Permit; (ii) any Contract, obligation or commitment to which the Company is a party or by which it is bound; or (iii) the terms and conditions of the Certificate or the By-Laws. The execution, delivery and performance of each of the Transaction Documents will not result in the creation or imposition of any Lien on any asset of the Company.

          SECTION 3.07. PROPERTY. Except as disclosed in the Registration Statement, the Company (i) owns or leases all of the property (including all of the Company's Intellectual Property) and assets necessary for its business as currently conducted and no such leases may be terminated without the Company's consent where termination of any of such leases, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect,
(ii) owns or leases its property (including all of the Company's Intellectual Property) and assets free and clear of all Liens, except those that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets, (iii) has good and insurable fee title with respect to all of the real property it owns, if any, and (iv) with respect to the property and assets which the Company leases, the Company is in compliance with such leases and, holds a valid and marketable leasehold interest free of any Liens or claims which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and all such leases are enforceable in accordance with their terms and the Company has not received any notice of any default thereunder.

          SECTION 3.08. INTELLECTUAL PROPERTY. (a) The Intellectual Property owned, used, filed by or licensed to the Company is referred to in this Agreement as the "Company Intellectual Property". Except as disclosed in the Registration Statement, all the Company Intellectual Property has been duly registered in, filed in or issued by the appropriate Governmental Authority where such registration, filing or issuance is necessary or appropriate for the conduct of the business of the Company as presently conducted. Except as disclosed in the Registration Statement, the Company is the sole and exclusive owner of, and the Company has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all the Company Intellectual Property and the consummation of the transactions contemplated by the Transaction Documents does not and will not conflict with, alter or impair any such rights. The Company has not received any written or oral communication from any Person asserting any ownership interest in any Company Intellectual Property.

               (b) Except as disclosed in the Registration Statement or in connection with any transaction involving any Affiliate of the Purchaser, the Company has not granted any license of any kind relating to any Company Intellectual Property or the marketing or distribution thereof, except nonexclusive licenses to end-users in the ordinary course of business. The Company is not bound by or a party to any option, license or similar contract relating to the Intellectual Property of any other Person for the use of such Intellectual Property in the conduct of the business of the Company, except for so-called "shrink-wrap" license agreements relating to computer software licensed to the Company in the ordinary course of business. The conduct of the business of the Company as presently conducted does not violate, conflict with or infringe in any material respect the Intellectual Property of any other Person, except for such violations, conflicts or infringements that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. No claims are pending or, to the knowledge of the Company, threatened, against the Company by any Person with respect to the ownership, validity, enforceability, effectiveness or use in the business of the Company of any Intellectual Property. The Company has not received any written or oral communication alleging that the Company violated any rights relating to Intellectual Property of any Person.

          SECTION 3.09. LITIGATION. Except as disclosed in the Registration Statement, there are no actions, suits, proceedings or investigations pending or, to the best of the Company's knowledge, any basis therefor or threat thereof, against or affecting the Company which question the validity of any Transaction Document or the right of the Company to enter into or execute any of such agreements or documents, or to consummate the transactions contemplated thereby, or, which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as disclosed in the Registration Statement, the Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority. Except as disclosed in the Registration Statement, there is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

          SECTION 3.10. REGULATORY; NO VIOLATION; NO CONFLICTS. The Company has in all material respects duly complied with, and is presently in due compliance with, and is not in default in any material respect under any Legal Requirements, and there is no pending claim by or any Governmental Authority, whether national, state or local, in the United States or elsewhere, that the Company is not in such compliance or is in such breach. The Company holds, and is in compliance with all Permits and has not received any notice asserting any noncompliance with, or breach or violation of, any Legal Requirement or Permit. The Company possesses all Permits required for the conduct of its business as now being operated.

          SECTION 3.11. FINANCIAL INFORMATION. The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis with each other and with the financial statements of all previous fiscal periods (subject only, in the case of unaudited statements, to normal, recurring year end, audit adjustments). Since the date of those Financial Statements, the Company has not:

               (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities incurred in the ordinary course of business, none of which (individually or in the aggregate) could reasonably be expected to result in a Material Adverse Effect;

               (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Financial Statements and current liabilities incurred since the most recent date thereof, in each case in the usual and ordinary course of business;

               (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than purchase money security interests in assets purchased in the ordinary course of business;

               (d) sold, transferred or leased any of its assets except in the usual and ordinary course of business none of which (individually or in the aggregate) could reasonably be expected to result in a Material Adverse Effect; or

               (e) suffered or experienced any other change that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.12. BENEFIT PLANS. The Company has not failed to make any required contributions to or otherwise have any liability with respect to any pension, profit sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, performance share, bonus or other incentive plan, severance plan, health or group insurance plan, welfare plan, or other similar plan, agreement, policy or understanding (whether written or oral), whether or not such plan is intended to be qualified under Section 401(a) of the Code, or within the meaning of Section 3(3) of the ERISA which plan covers any employee or former employee of the Company (the "Benefit Plans"). The Benefit Plans, if any, have been and are administered in substantial compliance with their terms and the requirements of applicable law.

          SECTION 3.13. NO VOTING AGREEMENT. Except for agreements entered into in connection with the Prior SPA, or as provided in the Transaction Documents, there are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings among the stockholders of the Company or with the Company relating to the voting of their respective shares.

          SECTION 3.14. NO REGISTRATION RIGHTS. Except for agreements entered into in connection with the Prior SPA, or as provided in the Transaction Documents, the Company is under no contractual obligation to register (now or in the future, whether contingent or not) under any applicable securities laws any of its presently outstanding securities or any of its securities that may subsequently be issued.

          SECTION 3.15. TAXES. The Company has filed in a timely manner all Tax Returns, including relating to income, franchise, property and other Taxes, and has paid or accrued the appropriate amounts reflected on such Tax Returns heretofore required to be filed. None of the Tax Returns have been audited or challenged, nor has the Company received any notice of challenge nor have any of the amounts or other data included in the Tax Returns been challenged or reviewed by any governmental authority. The Company has no knowledge of any liability of any Tax to be imposed upon its properties or assets that could reasonably be expected to have a Material Adverse Effect.

          SECTION 3.16. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.17. ENVIRONMENTAL MATTERS. (a) Except for matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Company (i) has not failed to comply in all material respects with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law,
(ii) has not become subject to any Environmental Liability, (iii) has not received notice of any claim with respect to any Environmental Liability or (iv) does not know of any basis for any Environmental Liability.

          SECTION 3.18. MATERIAL CONTRACTS. Except as set forth in Schedule 3.18, the Company has filed all material agreements as exhibits to its SEC Documents that are required to be filed as exhibits under the Act, the Exchange Act, or the rules and regulations of the SEC. All such agreements filed as exhibits are referred to as "Contracts". Each of the Contracts is, to the Company's knowledge, valid, binding, and in full force and effect and is enforceable by the Company in accordance with its terms. The Company has performed all material obligations required to be performed by it to date under each of the Contracts and is not (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder.

          SECTION 3.19. DISCLOSURE. As of their respective dates and, except to the extent information contained therein has been revised or superseded by a later filed SEC Document, as of the date hereof, none of the SEC Documents contained or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations with respect thereto, have been prepared in accordance with GAAP during the periods presented and fairly present (subject only, in the case of the unaudited statements, to normal, recurring audit adjustments) the financial position of the Company as of the date thereof and the results of its operations and its cash flows for the periods then ended.

          SECTION 3.20. NO BROKER OR FINDERS. No Person has or will have, as a result of any act or omission by the Company, any right, interest or valid claim against the Purchaser for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by the Transaction Documents. The Company will indemnify and hold the Purchaser harmless against any and all liability with respect to any such commission, fee or other compensation which may be payable or determined to be payable as a result of the actions of the Company in connection with the transactions contemplated by the Transaction Documents.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser represents and warrants to the Company as of the date hereof and as of the Closing Date that:

          SECTION 4.01. ORGANIZATION; GOOD STANDING. The Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the Bermuda and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as it is presently being conducted and as it is proposed to be conducted.

          SECTION 4.02. AUTHORITY; EXECUTION AND DELIVERY; Authorization To Do Business; Enforceability. Each of the Transaction Documents and the transactions contemplated therein has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. Where applicable, the Purchaser has filed all documents necessary to qualify it to do business as a foreign corporation, and the Purchaser is in good standing under the laws of each jurisdiction in which the conduct of the Purchaser's business or the nature of the property owned by the Purchaser requires such qualification, except where failure to make such filings or be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 4.03. NO CONSENT. Except for consents which may be required under Applicable Anti-Trust Laws, no Permits from any Governmental Authority are required in connection with the execution, delivery, or performance of the Transaction Documents by the Purchaser.

          SECTION 4.04. INVESTMENT INTENT. The Purchaser is purchasing the Securities for its own account, for investment, and not with a view to resale or distribution, except in compliance with the Act. The Purchaser has not offered or sold any portion of the Securities being acquired nor does the Purchaser have any present intention of dividing such Securities with others or of selling, distributing, or otherwise disposing of any portion of such Securities either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance in violation of the Act.


          SECTION 4.05. DUE DILIGENCE. All documents, records and books pertaining to the transactions contemplated hereby which the Purchaser has requested have been made available for inspection by it. The Purchaser has had a reasonable opportunity to ask questions of, and receive answers from, a person or persons acting on behalf of the Company concerning the transactions contemplated hereby and all such questions have been answered to the reasonable satisfaction of the Purchaser.

          SECTION 4.06. ACCREDITED INVESTOR. The Purchaser is an accredited investor within the meaning of Regulation D under the Act.

                                    ARTICLE V

                                   CONDITIONS

          SECTION 5.01. CONDITIONS OF THE PURCHASER'S OBLIGATIONS. The obligations hereunder of the Purchaser shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 7.02):

               (a) the Purchaser shall have received from the Company a counterpart of this Agreement signed on behalf of the Company;

               (b) the Company shall have delivered (x) the certificate or certificates representing the Shares and (y) the Warrant Certificate;

               (c) the Company shall have filed the Registration Statement with the SEC;

               (d) the Company shall have paid to the Purchaser $7,500 to cover legal expenses in connection with due diligence and the preparation, negotiation and review of the Transaction Documents;

               (e) the Purchaser shall have received a satisfactory legal opinion (addressed to the Purchaser and dated the Closing Date) of Stroock & Stroock & Lavan LLP, counsel for the Company, reasonably satisfactory to the Purchaser, in substantially the form attached hereto as Exhibit B;

               (f) the Purchaser shall have received such documents and certificates as it or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the transactions contemplated in this Agreement and the other Transaction Documents and any other legal matters relating to the Company, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, all in form and substance satisfactory to the Purchaser and its counsel;

               (g) all other permits, consents, approvals, licenses, orders or authorizations of, and registrations, declarations and filings with, any Governmental Authority, if any that are required to be obtained or made in connection with (i) the execution, delivery or performance of this Agreement and the other Transaction Documents by the Company or the consummation by the Company of any of the transactions contemplated hereby and thereby, and (ii) the conduct by the Company or the Purchaser of their respective businesses following the Closing as conducted on the date hereof shall have been duly obtained or made;

               (h) the Company shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Company on or before the Closing (including the agreements set forth in Section 6.03 hereof) and shall, if so requested by the Purchaser, provide reasonable evidence of such compliance;

               (i) the representations and warranties of the Company under this Agreement shall be true in all material respects; the Purchaser shall have received from the Financial Officer a certificate, dated as of the Closing Date, with the same effect as though made on and as of the Closing Date, stating that the representations and warranties of the Company under this Agreement are true in all material respects; and

               (j) all corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be satisfactory in form and substance to the Purchaser and its counsel.

          SECTION 5.02. CONDITIONS OF THE COMPANY'S OBLIGATIONS. The Company's obligation to sell the Securities to the Purchaser on the Closing Date is subject to the fulfillment prior to or on the Closing Date of the conditions set forth below:

               (a) the representations and warranties of the Purchaser under this Agreement shall be true in all material respects as of the Closing with the same effect as though made on and as of the Closing Date; and

               (b) the Purchaser shall have performed and complied with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or as of the Closing Date (including the payment to the Company of the Purchase Price, in cash).

In the event that any such condition is not satisfied (or waived in accordance with Section 7.02), the Company shall not be obligated to proceed with the sale of such Securities.

          SECTION 5.03. TERMINATION DATE. Notwithstanding anything herein to the contrary, the Purchaser's obligation to purchase the Securities shall terminate if the Closing Date has not occurred on or prior to December 31, 2001.


                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

          The Company covenants and agrees with the Purchaser as follows:

          SECTION 6.01. INITIAL REGISTRATION STATEMENT. (a) On or before the Closing Date, the Company shall have filed a registration statement under the Act for the resale by the Purchaser of the Registrable Securities (the "REGISTRATION STATEMENT"). The Registration Statement shall be declared effective under the Act by the SEC within sixty (60) days of the Closing Date and no stop order shall have been issued and no proceeding shall have been initiated or threatened with respect to a stop order relating thereto. If required, a prospectus constituting a part of the Registration Statement (the "PROSPECTUS") shall have been filed with the SEC in the manner and within the time period required by Rule 424(b) under the Act. The Registration Statement and the Prospectus and any amendments or supplements thereto shall contain all statements which are required to be stated therein in accordance with the Act and the rules and regulations thereunder, and in all material respects conform to the requirements thereof, and neither the Registration Statement nor the Prospectus nor any amendment or supplement thereto shall contain any untrue statement of a material fact or shall omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made in the case of the Prospectus, not misleading.

               (b) The Company shall keep the Registration Statement effective under the Act until the earlier of (i) the sale of all Registrable Securities pursuant to the Registration Statement and (ii) the first date upon which the Purchaser may sell all of the Registrable Securities into the public market, without restrictions, pursuant to Rule 144(k) promulgated under the Act; provided, however, that in the event that at any time following the effectiveness of the Registration Statement under the Act, the Registration Statement or the Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made in the case of the Prospectus, not misleading as a result of a pending material corporate transaction, the Company (i) shall provide written notice to the Purchaser advising the Purchaser that the Purchaser may not resell the Registrable Securities pursuant to the Registration Statement until the date specified therein (the period commencing on the date of the receipt of such notice and such date, a "BLACKOUT PERIOD"), and (ii) shall be entitled to delay (the "Delay Period") the filing with the SEC of any amendment or supplement to the Registration Statement required to correct such untrue statement of material fact or omission to state any material fact (a "REQUIRED AMENDMENT"), if the purpose for such delay is solely to maintain the confidentiality of such transaction or to permit the Company to consummate such transaction. Notwithstanding the foregoing, (x) the aggregate number of days included in any Blackout Period shall not exceed 90 days during any consecutive 12 month period and (y) the Delay Period shall terminate, and such Required Amendment shall be declared by the SEC to be effective under the Act, on or prior to the final day of the applicable Blackout Period.

               (c) If the Registration Statement is not declared effective by the SEC within sixty (60) days of the Closing Date or a Required Amendment is not declared effective by the SEC prior to the final day of the applicable Blackout Period, the Company shall pay to the Purchaser in cash, on the first day of each calendar month thereafter, an amount equal to 6% per annum of the Purchase Price for each day in the immediately preceding calendar month that the Registration Statement or the Required Supplement has not yet declared effective. The payments required in this Section 6.01(b) shall not reduce or excuse (but shall be cumulative to) the obligations of the Company under the Warrant Certificate to increase the number of shares of Common Stock issuable upon exercise of the Warrants as a result of the delay in the SEC declaring the Registration Statement effective.

          SECTION 6.02. REGISTRATION OF THE REGISTRABLE SECURITIES. (a) DEMAND
(i) If at any time after the Closing Date, the resale of any Registrable Security shall not be covered by an effective registration statement (other than during any Delay Period), the Purchaser shall have the right, in its discretion (and in addition to any other right or entitlement of the Purchaser), to request in writing (a "DEMAND") that the Company effect a registration of Registrable Securities. If a Demand is sent to the Company, the Company shall within 20 days of receipt of such Demand, file with the SEC a registration statement (a "DEMAND REGISTRATION STATEMENT") on Form S-1 (or Form S-3 if available) for the registration and sale, in accordance with the intended method or methods of distribution, of the total number of Registrable Securities specified by such holders in such Demand. The Company shall, within 60 days of filing the Demand Registration Statement, cause a Demand Registration Statement to be declared effective by the SEC, and shall keep such Demand Registration Statement continuously effective for a period commencing on the effective date of such Demand Registration Statement and ending on the earlier of (x) the first day on which all Registrable Securities included in such Demand Registration Statement have been sold as described therein and (y) the 180th day after the effective date of such Demand Registration Statement, subject to extension for any Blackout Period occurring during such 180-day period (the "REGISTRATION PERIOD").

                    (ii) The Company shall not cause or permit any other registration statement with respect to Common Stock (other than on Forms S-4 or S-8, or any successor forms), whether for its own account or for the account of others, to become effective less than 90 days after the effective date of any registration required pursuant to this Section 6.02.

                    (iii) If the Company shall not have registered the Registrable Securities covered by a Demand pursuant to an effective Demand Registration Statement within 180 days of the receipt of such Demand, the Company shall immediately pay $200,000 to the holders of the Registrable Securities to be included in the registration to be effected thereby collectively. The Parties hereto hereby acknowledge and agree that such damages are reasonable and accurately reflect the actual damages such holders are likely to suffer in the event of the Company's failure to register the Registrable Securities within 180 days of the Company's receipt of any such Demand.

                    (iv) The Company will have the right to select the investment banker(s) and manager(s) to administer an offering pursuant to a Demand Registration Statement, subject to the approval of the holders of a majority of the Registrable Securities, which approval will not be unreasonably withheld, delayed or conditioned.

               (b) Piggy-back (i) If at any time after the Closing Date, the resale of any Registrable Security shall not be covered by an effective registration statement (other than during any Delay Period) and the Company proposes to register any shares of capital stock under the Act, on a form and in a manner that would permit registration of Registrable Securities for the sale to the public under the Act, the Company shall give written notice to the holders of Registrable Securities at least 30 days' notice of its intention to do so. Upon the written request of any holder of Registrable Securities given within 10 days after the giving of such notice by the Company, the Company shall use its best efforts to cause to be included in such registration statement all of the Registrable Securities so requested for inclusion by such holder. If the registration statement is to cover, in whole or in part, any underwritten distribution, the Company shall use its best efforts to cause the Registrable Securities requested for inclusion pursuant to this Section to be included in the underwriting on the same terms and conditions (including any lock-up) as the shares otherwise being sold through the underwriters.

                    (ii) If, in the good faith judgment of the lead-managing underwriter of any underwritten offering, the inclusion of all of the Registrable Securities requested for inclusion pursuant to this Section 6.03 would materially and adversely affect the success of the proposed offering, then the number of shares of capital stock and Registrable Securities, if any, to be included in such registration shall be reduced, such reduction to be applied by excluding (on a pro rata basis) capital stock to be sold by Persons other than the Company. Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 6.02(b) without incurring any liability to any holder of Registrable Securities.

               (c) The Company shall bear the cost of all registration expenses incurred in compliance with this Section 6.02, including all registration and filing fees, printing, messenger and delivery expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses (including, without limitation, fees and expenses of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), all fees and expenses incurred in connection with the listing of the Registrable Securities on a national securities exchange or automated quotation system, and the expense of any special audits and/or "cold comfort" letters incident to or required by any such registration, the reasonable fees and disbursements, up to $7,500 of one counsel, selected by Persons holding a majority of the Registrable Securities being registered, to represent all holders of the Registrable Securities being registered in connection with each such registration, any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including, without limitation, fees and disbursements of counsel for the underwriter, but excluding underwriting discounts and commissions, liability insurance if the Company so desires or if the underwriters so require and the reasonable fees and expenses of any special experts retained by the Company in connection with the registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

               (d) REGISTRATION PROCEDURES. Whenever the Purchaser requests that any Registrable Securities be registered pursuant to this Section 6.02, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof, and pursuant thereto the Company will as expeditiously as possible:

                    (i) prepare and file with the SEC a registration statement on any appropriate form for which the Company qualifies with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will (i) furnish to the counsel selected by the Purchaser copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, and (ii) notify the Purchaser of any stop order issued or threatened by the SEC);

                    (ii) prepare and file with the SEC such amendments and
               supplements to such registration statement and the prospectus used in connection therewith as may be reasonably necessary to keep such registration statement effective for the requisite 180-day period and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the Purchaser thereof set forth in such registration statement;

                    (iii) furnish to the Purchaser such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Purchaser may reasonably request in order to facilitate the disposition of the Registrable Securities sought to be sold by the Purchaser;

                    (iv) use all reasonable efforts to register or qualify such
               Registrable Securities under the securities or blue sky laws of such jurisdictions as the Purchaser reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Purchaser to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Purchaser (PROVIDED that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.02(iv), (ii) subject itself to taxation in any jurisdiction or (iii) take any action that would subject it to general service of process in any such jurisdiction);

                    (v) notify the Purchaser, at any time when a prospectus
               relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the Purchaser, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading. Upon receipt of any notice pursuant to this Section 6.02(v), the Purchaser shall suspend all offers and sales of securities of the Company and all use of any prospectus until advised by the Company that offers and sales may resume;

                    (vi) cause all such Registrable Securities to be listed on each securities exchange, if any, on which similar securities issued by the Company are then listed;

                    (vii) provide a transfer agent and registrar for all such
               Registrable Securities not later than the effective date of such registration statement;

                    (viii) enter into such customary agreements (including
               underwriting agreements in customary form) and take all such other actions as the Purchaser or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

                    (ix) make available for inspection by a representative of
               the Purchaser, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by the Purchaser or underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by the Purchaser, underwriter, attorney, accountant or agent in connection with such registration statement;

                    (x) otherwise use its reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

                    (xi) in the event of the issuance of any stop order
               suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any shares of Common Stock included in such registration statement for sale in any jurisdiction, use all reasonable efforts promptly to obtain the withdrawal of such order; and

                    (xii) if the registration is an underwritten offering, use all reasonable efforts to obtain a so-called "cold comfort" letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters.

               (e) TRANSFERABILITY OF REGISTRATION RIGHTS. The rights granted to the Purchaser under this Section 6.02 may be assigned to any permitted transferee of Registrable Securities, in connection with any transfer or assignment of Registrable Securities by the Purchaser or the Purchaser's transferee; PROVIDED, HOWEVER, that: (a) such transfer is otherwise effected in accordance with applicable securities laws, (b) such transfer is permitted by this Agreement, (c) if not already a party hereto, the assignee or transferee agrees in writing prior to such transfer to be bound by the provisions of this Agreement applicable to the transferor, (d) the Purchaser shall act as agent and representative for such transferee for the giving and receiving of notices hereunder and (e) the assignee or transferee shall, after giving effect to such transfer, hold at least 100,000 shares of Common Stock or securities convertible into or exchangeable for at least 100,000 shares of Common Stock.

               (f) INDEMNIFICATION.

                    (i) In the event of a registration of any Registrable
               Securities pursuant to Section 6.01 or 6.02, the Company will indemnify and hold harmless each holder of such Registrable Securities and any underwriter (as defined in the Act) of such Registrable Securities, and their respective Affiliates, and each of their successors and assigns from and against, and will reimburse such holder, underwriter, Affiliate, successor or assign with respect to, any and all claims, actions, demands, losses, damages, liabilities, costs and expenses, as incurred, to which such holder, underwriter, Affiliate, successor or assign may become subject under the Act, the Exchange Act, as amended, or otherwise, including the reasonable fees and expenses of legal counsel (including those incurred in connection with any claim for indemnity hereunder) insofar as such claims, actions, demands, losses, damages, liabilities, costs or expenses (or actions, or proceedings, whether commenced or threatened in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or arise out of any violation by the Company of any rule or regulation under the Act, the Exchange Act or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration; PROVIDED, HOWEVER, that the Company will not be liable in any case to the extent, but only to the extent, that any such claim, action, demand, loss, damage, liability, cost or expense arises out of, or is based upon, an untrue statement or omission made in reliance upon, and in strict conformity with, information furnished by such holder or such underwriter in writing specifically for use in the preparation thereof. This indemnity shall remain in full force and effect regardless of any investigation made by, or on behalf of, such holder, underwriter or Affiliate and shall survive the transfer of such securities by such holder or such underwriter and the termination of this Agreement.

                    (ii) Promptly after receipt by a party to be indemnified
               pursuant to the provisions of Section 6.02(f)(i) (an "indemnified party") of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party as contemplated by the provisions of
               Section 6.02(f)(i), notify the indemnifying party of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which he or it may have to an indemnified party otherwise than under this Section 6.02(f), and shall not relieve the indemnifying party from liability under this Section 6.02(f) unless, and to the extent, such indemnifying party is prejudiced by such omission. In case such action is brought against any indemnified party and the indemnified party notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after the notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of Section 6.02(f)(i) for any legal expense subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be material defenses available to it that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party may reasonably be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. No indemnifying party shall be liable to an indemnified party for any settlement of any action or claim without the consent of the indemnifying party and no indemnifying party may unreasonably withhold his or its consent to any such settlement. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability and equitable claims in respect to such claim or litigation.

          SECTION 6.03. ACTIONS WITH RESPECT TO PRIOR SPA. (a) Prior to the Closing, the Company shall effect an amendment to the Certificate of Designations which shall amend (i) the first date upon which the Series A Preferred Stock of the Company may be converted into shares of Common Stock from the date that is 24 months after the issuance of the Series A Preferred Stock (January 7, 2002) to the date certain of October 7, 2002, and (ii) the first date upon which the Series A Preferred Stock of the Company may be exchanged for shares of Medizyme from the date that is 24 months after the issuance of the Series A Preferred Stock (January 7, 2002) to the date certain of October 7, 2002.

               (b) The Company hereby irrevocably votes its shares of Medizyme in favor of an amendment to the by-laws of Medizyme to amending the first date upon which the Non-Voting Convertible Preference Shares of Medizyme may be converted into Voting Common Shares of Medizyme (as each is defined in the Articles of Association of Medizyme) from the second anniversary of the issuance of the Non-Voting Convertible Preference Shares to the date certain of July 7, 2003 and agrees to take all steps necessary, in the view of the Purchaser, to effect such amendment, including the execution of a consent of the shareholders of Medizyme substantially in the form of Exhibit C hereto.

          SECTION 6.04. MAINTENANCE OF COMMON STOCK. The Company shall maintain a sufficient number of authorized but unissued shares of Common Stock reserved for issuance upon exercise of the Warrants.

          SECTION 6.05. SEC DISCLOSURES. Each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC from and after the date of this Agreement will comply in all material respects with the requirements of the Exchange Act applicable to such documents The Company shall comply with all SEC filing requirements to which it is subject and has filed all reports required to be filed thereunder.


                                   ARTICLE VII

                                  MISCELLANEOUS

          SECTION 7.01. NOTICES. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a)  if to the Company, to:

                           Ribozyme Pharmaceuticals, Inc.
                           2950 Wilderness Place
                           Boulder, Colorado 80301
                           Attention:  Chief Executive Officer
                           Facsimile:  (303) 449-6995

                           with a copy to:

                           Stroock & Stroock & Lavan LLP
                           180 Maiden Lane
                           New York, New York  10038
                           Attention:  James R. Tanenbaum
                           Facsimile:  (212) 806-6006

                  (b) if to EIS, to:

                           Elan International Services, Ltd.
                           102 St. James Court
                           Flatts, Smiths Parish
                           Bermuda, FL 04
                           Attention: Director
                           Facsimile:  (441) 292-2224

                           with a copy to:

                           Reitler Brown LLC
                           800 Third Avenue
                           New York, New York 10022
                           Attention:  Scott H. Rosenblatt
                           Facsimile:  (212) 371-5500

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 7.02. WAIVERS; AMENDMENTS. (a) No failure or delay by the Purchaser in exercising any right or power hereunder or under any other Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Purchaser hereunder and under the other Transaction Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or any of the Transaction Documents or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

               (b) Neither this Agreement nor any of the other Transaction Documents nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Purchaser.

          SECTION 7.03. EXPENSES; INDEMNITY; DAMAGE WAIVER BY COMPANY. (a) The Company shall pay all out-of-pocket expenses incurred by the Purchaser, including the fees, charges and disbursements of any counsel for the Purchaser, in connection with the enforcement or protection of its rights in connection with the Transaction Documents, including its rights under this Section 7.03. The Company will pay, and save the Purchaser harmless from any and all liabilities (including interest and penalties) with respect to any stamp, transfer and other Taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and delivery of this Agreement, the exercise of the Warrants or the acquisition of the Shares pursuant to this Agreement.

               (b) The Company shall indemnify the Purchaser, and each Related Party of the Purchaser (each such Person being called an "Purchaser Indemnitee") against, and hold each Purchaser Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Purchaser Indemnitee, incurred by or asserted against any Purchaser Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to or arising out of any of the Transaction Documents or any agreement or instrument or transaction contemplated thereby, whether based on contract, tort or any other theory and regardless of whether any Purchaser Indemnitee is a party thereto; provided, however, that such indemnity shall not, as to any Purchaser Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Purchaser Indemnitee.

          SECTION 7.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. All or any part of this Agreement may be assigned by the Purchaser and their permitted assigns to their respective Affiliates and subsidiaries, as well as any special purpose financing or similar vehicle established by the Purchaser or its Affiliates. Other than as set forth above, no party shall assign all or any part of this Agreement without the prior written consent of the other party (and any attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Purchaser) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          SECTION 7.05. SURVIVAL. All covenants, agreements, representations and warranties made by the Company in the Transaction Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Transaction Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Transaction Documents, regardless of any investigation made by any such other party or on its behalf; provided that the representation and warranties made by the Company herein and therein shall survive only for a period of two (2) years from the Closing Date. The provisions of Sections 7.03 and 7.08 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the termination of this Agreement the other Transaction Documents or any provision hereof or thereof.

          SECTION 7.06. COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by the parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Transaction Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when the parties hereto exchange signed counterparts and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 7.07. SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 7.08. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

               (b) Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York in any action or proceeding arising out of or relating to any Transaction Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Nothing in this Agreement or any other Transaction Document shall affect any right that the Purchaser may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document against the Company or its properties in the courts of any jurisdiction.

               (c) Each of the parties irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document in any court referred to in paragraph (b) of this
Section 7.08.

               (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Transaction Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 7.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 7.10. HEADINGS. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 7.11. DIRECTLY OR INDIRECTLY. Where any provision in this Agreement refers to action to be taken by, or prohibited to be taken by, any Person, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

                            [signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                        RIBOZYME PHARMACEUTICALS, INC.



                                        By: _________________________________
                                             Name:
                                             Title:


                                        ELAN INTERNATIONAL SERVICES, LTD.



                                        By: __________________________________
                                             Name:
                                             Title:

===============================================================================





                          SECURITIES PURCHASE AGREEMENT


                                   DATED AS OF


                                DECEMBER 21, 2001


                                     BETWEEN


                         RIBOZYME PHARMACEUTICALS, INC.

                                       AND

                        ELAN INTERNATIONAL SERVICES, LTD.




===============================================================================




                                    EXHIBIT A

                                 FORM OF WARRANT

                                    EXHIBIT B

                                 FORM OF OPINION

                                    EXHIBIT C

                                 FORM OF CONSENT